Exhibit 10.2
Nektar Discretionary Incentive Compensation Policy
1.0 Purpose
Effective January 1, 2008, Nektar has adopted the 2008 Nektar Discretionary Incentive Compensation Policy (the “Policy”). This Policy supersedes all previous incentive compensation, bonus, or variable compensation policies and plans, regardless of the manner in which they were communicated, including incentive compensation arrangements referenced in offer letters. This Policy can provide an eligible employee with additional compensation beyond the employee’s base pay, in recognition of the quality of the employee’s individual performance and Nektar’s level of achievement of its corporate objectives and goals, the amount of which is determined in Nektar’s sole and final discretion.
2.0 Scope
All regular full-time and part-time employees, except the Chief Executive Officer, are eligible to participate in this Policy. Temporary, contract and vendor employees are not eligible to participate.
3.0 Policy
3.1 This Policy is an annual policy, with the Performance Period from January 1 through December 31.
3.2 During the first quarter of each year, Nektar will review the annual incentive compensation target for each employee. The target will be a percentage of the employee’s base compensation. With respect to overtime-exempt employees, “base compensation” means an employee’s base salary earned during a Performance Period. With respect to overtime non-exempt employees, “base compensation” means an employee’s base salary or hourly wages, including overtime, plus any shift differential premium paid pursuant to Nektar’s policies, earned during the Performance Period.
3.3 Annual incentive compensation target percentages may vary between job classifications, management levels, and employees. In all cases, other than the incentive compensation target percentages of the direct reports to the Chief Executive Officer which are subject to approval by the Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), each employee’s annual incentive target percentage will be determined in the sole and final discretion of Nektar. The annual incentive compensation target is merely a goal, representing the amount that might be paid to an eligible employee who meets individual performance expectations and Nektar achieves its corporate objectives and goals. There is no guarantee that this annual incentive compensation target percentage, nor any dollar amount, will be paid to any participating employee in this Policy. Depending on Nektar’s corporate performance and the eligible employee’s performance, as well as management discretion, an amount greater or lesser than the incentive compensation target percentage or amount may be awarded to an eligible employee. A participating employee may receive between 0% to 200% of their annual incentive compensation target depending on the corporate performance rating determined by the Board of Directors and such employee’s individual performance as determined in the sole discretion of Nektar. In all cases, whether an eligible employee is paid any incentive compensation award, as well as the amount of any such award, is within Nektar’s sole and final discretion.

3.4 The Board of Directors, in consultation with the Chief Executive Officer, will establish corporate objectives and goals for each annual Performance Period.
3.5 Following the close of the Performance Period, the Board of Directors, in consultation with the Chief Executive Officer, will measure and determine Nektar’s level of achievement of its corporate objectives and goals for that Performance Period. Based on this evaluation, they may determine a percentage at which Nektar met its corporate goals and objectives during the annual Performance Period ranging from 0% to a maximum of 200%. This corporate performance percentage rating shall be established by the Board of Directors, within their sole and final discretion. The Board of Directors may, within its sole and final discretion, determine that Nektar’s corporate performance for a Performance Period does not merit awarding any incentive compensation under this Policy.
3.6 Nektar management conducts annual reviews of employee performance. An eligible employee’s performance rating in this review will be used to determine the employee’s individual performance rating for the annual Performance Period. All determinations of an employee’s individual performance rating are within Nektar’s sole and final discretion.
3.7 To receive an incentive compensation award, an eligible employee’s performance rating must be at least “meets expectations” for the annual Performance Period. An eligible employee with an individual performance rating of “occasionally does not meet expectations” may be eligible for a reduced incentive compensation award or no incentive compensation in the sole and final discretion of Nektar.” An eligible employee with any lower performance rating than “occasionally does not meet expectations” will not be eligible for an incentive compensation award in any amount. An eligible employee whose performance rating makes him or her eligible for an incentive compensation award may receive an incentive compensation award of more or less than the eligible employee’s target amount based on the final determination of the Board of Directors regarding Nektar’s level of achievement of its corporate objectives and goals for that annual Performance Period and the eligible employee’s individual performance. The amount of any incentive compensation award to an eligible employee is within management’s sole and final discretion.
3.8 A new employee hired during a Performance Period is eligible for an incentive compensation award under this Policy pro-rated to cover the portion of the annual Performance Period in which the new employee worked.

3.9 To be eligible for an incentive compensation award for any annual Performance Period, an employee must be actively employed by Nektar from the later of (i) the beginning of the Performance Period or (ii) entry into an eligible position prior to the conclusion of the Performance Period, and in either case the eligible employee must remain employed through the payment date of the incentive compensation (if any) paid to eligible employees under this Policy. Any incentive compensation award determined payable under this Policy will be paid during the first calendar quarter of the year following the conclusion of the annual Performance Period, or as soon as practicable thereafter during the year following the annual Performance Period.
3.10 Employees who were on a leave of absence during the annual Performance Period, and who are still employed by Nektar at the time of payment to eligible employees under this Policy for such annual Performance Period, will be eligible for a pro rata incentive compensation award for the portion of the annual Performance Period in which they were employed and not on a leave of absence, subject to the other conditions set forth in this Policy, including review of the eligible employee’s individual performance as determined in the sole and final discretion of Nektar.
3.11 All determinations related to this Policy, including, but not limited to, whether any employee is awarded an incentive compensation award, the amount of any incentive compensation award, whether and to what extent Nektar met its corporate objectives and goals, and any employee’s individual performance rating, are within Nektar’s sole and final discretion and are not reviewable.
3.12 This Policy is not contractual and may be changed or withdrawn at will by a written communication from both the Senior Vice President, Human Resources and Chief Executive Officer and can only be changed or withdrawn by a written communication from both the Senior Vice President, Human Resources and Chief Executive Officer. All questions concerning the interpretation and application of this Policy that are not specifically answered by the terms of this Policy shall be resolved within Nektar’s sole and final discretion. This Policy does not alter the terminable at will relationship between employees of Nektar.